UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 8, 2009

United America Indemnity, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	000-50511	98-0417107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands		None
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(345) 949-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2009, we filed a Form 8-K announcing the appointment of Matthew B. Scott to the position of President of Penn-America Group effective June 8, 2009. At the time of the filing, the terms of Mr. Scott’s employment had not yet been finalized. The purpose of this filing is to disclose the terms, which have been agreed upon.

In connection with Mr. Scott’ appointment, Mr. Scott entered into an employment agreement with Penn-America Insurance Company (the "Company"), an indirect wholly-owned subsidiary of the Registrant. The term of the agreement begins on June 8, 2009 and ends on December 31, 2012 and thereafter is subject to an automatic renewal on a year to year basis in the absence of notice by either party to terminate the agreement. Under the agreement, Mr. Scott is to receive an annual base salary of not less than $250,000. In respect of 2009, Mr. Scott is entitled to a pro-rata bonus for the time spent as Senior Vice President of Diamond State Group, an affiliated group of the Company, and for time spent as President of the Company. The potential award with respect to time spent as President of the Company is $200,000 based on the achievement of the Company achieving milestones and operational goals for the remainder of 2009. In respect of each full calendar year during the term, commencing with 2010, Mr. Scott will be provided with an annual bonus opportunity of $400,000 (the "Annual Bonus"). One-third of the Annual Bonus shall be paid in restricted shares of Class A common stock of the Registrant ("Class A Shares"), valued at the closing price of the Class A Shares on the last trading day of the relevant bonus year. The remaining two-thirds of the Annual Bonus shall be paid in the form of a cash payment. The Annual Bonus, if any, shall be paid on or before March 15 of the applicable bonus year, and shall be conditioned on (i) Mr. Scott being actively employed in good standing by the Company as of the payment date and (ii) the achievement by the Company for such bonus year of accident year targets and other measures of performance. The Company may modify the payment of the Annual Bonus so that it is paid over a longer period or in different increments without amending the employment agreement, provided that the Annual Bonus will not be reduced without Mr. Scott’s written consent. Any restricted shares awarded thereunder shall vest and become transferable on each of the first four anniversaries of the issuance thereof; provided that vesting thereof shall cease at such time as Mr. Scott resigns, is terminated for cause or does not comply with certain restrictive covenants set forth in the agreement. In the event of a change of control of United America Indemnity, Ltd., as defined in the Agreement, all unvested restricted shares and unvested options held by Mr. Scott shall accelerate and vest in full (and thereafter become exercisable). Effective June 8, 2009, Mr. Scott also received an award of 10,000 restricted Class A shares, vesting in one-fourth equal installments on each anniversary of the date of grant.

Mr. Scott’s employment may be terminated at any time by the Company or by Mr. Scott upon ninety days written notice. If a termination is for cause, death or disability, Mr. Scott shall be entitled to receive all accrued but unpaid base salary, and any vesting of restricted stock and/or options shall cease. If Mr. Scott’s employment is terminated without cause, Mr. Scott shall receive, conditioned upon his execution of a release in favor of United America Indemnity and its affiliates, severance payments equal to his monthly base salary multiplied by 12 months and continued benefits for 12 months. For 12 months following Mr. Scott’s termination for any reason, Mr. Scott shall be subject to certain non-compete, non-solicit and confidentiality obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United America Indemnity, Ltd.

July 22, 2009	By:	/s/ Thomas M. McGeehan

Name: Thomas M. McGeehan
Title: Interim Chief Financial Officer